Exhibit 99.1

Media contact: Scott Earle 206-233-2070 scott.earle@tgcoffee.com

TC GLOBAL, INC RELEASES THIRD QUARTER 2011

FINANCIAL RESULTS

Seattle, Wash. – February 9, 2011 – TC Global, Inc., dba Tully’s Coffee (Tully’s), a leading specialty coffee retailer, today reported strong same-store sales figures, positive cash flow from store operating activities and a net loss improvement from continued operations for the thirteen-week period ending December 26, 2010 (“Third Quarter 2011”). Tully’s 2011 fiscal year ends on April 3, 2011.

Through targeted initiatives focused on improving retail operations, staff training, retail distribution, and merchandising strategies and promotions, same-store sales for Third Quarter 2011 improved by 3.5%, or $293,000, compared to the same period a year ago.

“In addition to several strong retail promotions and Tully’s Gift Card initiatives that positively impacted our retail sales during the period, we have also received great returns on our newly expanded food program and emphasis on staff training to execute our core business objectives,” said Carl Pennington, President and CEO.

Overall retail sales, including comparable store sales, sales from new stores and decreased sales from store closures over the course of the last fiscal year, represent a revenue increase of $157,000 during the quarter compared to the same quarter of the prior year. Total company revenue, however, decreased by $536,000 during the 13-week period mainly due to the reorganization of the specialty division. During the first quarter of Fiscal 2011, Tully’s entered into a distribution agreement that enabled the company to outsource its inventory and distribution of products. While the company believes this will provide substantial operating efficiencies over time, it also means that the company no longer recognizes sales revenue or cost of sales for the sale of products to its franchised stores within the specialty division, which caused a decrease in specialty division revenue of $693,000 during the quarter compared to the same quarter of the prior year.

Net cash of $9,000 was provided by operating activities during the Third Quarter Fiscal 2011, as compared to a net use of cash of $837,000 during the Third Quarter Fiscal 2010, an improvement of $846,000 in quarterly use of cash for operating activities.

During Third Quarter 2011, Tully’s reported a 28.6% improvement in net loss from continuing operations of $1.0 million as compared to a net loss from continuing operations of $1.4 million for the comparable period ended December 27, 2009.

“We continue to see improvements in sales volumes as compared to previous periods and we’ve been proactive in reducing expenses associated with the direct operations of our retail stores and overall administration costs,” said Pennington. “In addition to these measures, we’re also encouraged with the progress of several business deals, both domestically and internationally, that could raise working capital for the company and strengthen our liquidity position.”

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The company believes that its net cash flow projected for Fiscal 2011, and the cash and cash equivalents balance of approximately $2.6 million, will be sufficient to fund ongoing operations of Tully’s through at least the first quarter of Fiscal 2012. In order to maintain an appropriate level of liquidity, the company believes it will need additional capital in the next three to six months in order to fund its working capital requirements for the remainder of Fiscal 2011 and in Fiscal 2012 and is evaluating a variety of alternatives, including the sale of debt or equity securities, reorganization of existing operations, and/or sale of some of its stores or other select assets.

During the nine months ending December 26, 2010, Tully’s opened six new stores and closed eight under-performing stores in Washington and California in order to enhance long-term operational liquidity. As of December 26, 2010, Tully’s had 76 company-operated retail stores and 112 franchised stores in the Western United States.

Additional information about Tully’s Third Quarter 2011 results is contained in its Quarterly Report on Form 10-Q that was filed with the U.S. Securities and Exchange Commission today.

About TC Global Inc.

TC Global, Inc., dba Tully’s Coffee, is a leading specialty coffee retailer and wholesaler. Through company owned, licensed and franchised specialty retail stores in Washington, Oregon, California, Arizona, Idaho, Montana, Colorado, Wyoming and Utah, throughout Asia with Tully’s Coffee International, and with its global alliance partner Tully’s Coffee Japan, Tully’s premium coffees are available at 545 branded retail locations globally. TC Global also has the rights to distribute Tully’s coffee through all wholesale channels internationally, outside of North America, the Caribbean and Japan. TC Global’s corporate headquarters is located at 3100 Airport Way S. in Seattle, WA. For more information: (800) MY-TULLY or www.tullyscoffeeshops.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such variations include, but are not limited to, our ability to raise additional capital or complete a strategic transaction to fund our business; our ability to successfully implement our business plan, including our ongoing expense reduction initiatives; our ability to increase store sales, the average unit volume of new stores, and operating margins; the success of our franchisees; our continued right to use our trade names and brands, which we license from Green Mountain Coffee Roasters; and our ability to compete successfully against current or future competitors. Additional information concerning these and other factors that could cause future results to differ materially from our recent results and our current expectations are described under the caption “Risk Factors” in Tully’s Annual Report on Form 10-K for the fiscal year ended March 28, 2010 and our other periodic reports filed with the Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

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